EXHIBIT 11

                           MBIA INC. AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE ASSUMING DILUTION
                     (In thousands except per share amounts)





                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                        JUNE 30                JUNE 30
                                                 --------------------    --------------------
                                                   2000        1999        2000        1999
                                                 --------    --------    --------    --------
Net income                                       $129,393     $56,793    $261,713     $66,213
                                                 ========    ========    ========    ========

Diluted weighted average shares:
    Basic weighted average shares outstanding      98,323      99,671      98,712      99,609
    Effect of stock options                           498         775         480         777
    Unallocated ESOP shares                           111         147         111         147
                                                 --------    --------    --------    --------
Diluted weighted average shares:                   98,932     100,593      99,303     100,533
                                                 ========    ========    ========    ========

Basic EPS                                        $   1.32     $  0.57    $   2.65     $  0.66
                                                 ========    ========    ========    ========

Diluted EPS                                      $   1.31     $  0.56    $   2.64     $  0.66
                                                 ========    ========    ========    ========